     Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER NET LOSS OF $61 MILLION
OR ($0.25) PER DILUTED SHARE

First Quarter Results
	2020	2019	YOY Change
Total loans, end of period (in billions)	$93.0	$88.7	5%
Total revenue net of interest expense (in millions)	$2,888	$2,763	5%
Total net charge-off rate	3.27%	3.25%	2 bps
Net income/(loss) (in millions)	($61)	$726	(108%)
Diluted EPS	($0.25)	$2.15	(112%)

Riverwoods, IL, April 22, 2020 - Discover Financial Services (NYSE: DFS) today reported a net loss of $61 million or ($0.25) per diluted share for the first quarter of 2020, as compared to net income of $726 million or $2.15 per diluted share for the first quarter of 2019.

“While our results this quarter were heavily impacted by the emerging effects of the coronavirus, I could not be prouder of the team here at Discover and the work they did protecting employees and serving our customers in these challenging times,” said Roger Hochschild, CEO and President of Discover. “We have taken decisive actions including suspending our share repurchase program, launching payment programs to support our customers, and implementing $400 million of expense reductions. I believe our digital business model, strong capital position, and robust funding channels will allow us to operate effectively during the downturn and position us well for the recovery.”

Actions taken in response to COVID-19:

•	Enabled nearly 100% of employees to work from home

•	Enhanced employee support programs

•	Funded incremental community support

•	Established "Skip-a-Payment" programs for impacted customers

•	Implemented actions to mitigate impact of pandemic on future credit performance

•	Identified $400 million of planned expense reductions

•	Suspended share repurchase program

Segment Results:

Direct Banking

Direct Banking pretax loss of $161 million for the quarter was $1.0 billion lower than pretax income for the prior year period driven by an increase in the provision for credit losses and higher operating expenses partially offset by higher net interest income.

Total loans ended the quarter at $93.0 billion, up 5% year-over-year. Credit card loans ended the quarter at $73.8 billion, up 4% year-over-year. Personal loans increased $223 million, or 3%, year-over-year. Private student loans increased $355 million, or 4%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $719 million, or 9% year-over-year.

Net interest income for the quarter increased $93 million, or 4%, from the prior year period, primarily driven by higher average loans slightly offset by net interest margin compression. Net interest margin was 10.21%, down 25 basis points versus the prior year period. Card yield was 12.90%, a decrease of 52 basis points from the prior year period primarily driven by prime rate decreases partially offset by favorable portfolio mix. Interest expense as a percent of total loans decreased 39 basis points from the prior year period, primarily as a result of lower market rates.

The 30+ day delinquency rate for credit card loans was 2.62%, up 17 basis points year-over year and flat from the prior quarter. The credit card net charge-off rate was 3.65%, up 15 basis points from the prior year and up 24 basis points from the prior quarter. The student loan net charge-off rate was 0.68%, up 2 basis points from the prior year and down 34 basis points from the prior quarter. The personal loans net charge-off rate of 3.59% was down 94 basis points from the prior year and down 67 basis points from the prior quarter. The overall net charge-off rate was higher primarily due to the seasoning of recent years' loan growth.

Provision for credit losses of $1.8 billion increased $998 million from the prior year period driven by the impact of a higher reserve build and higher net charge-offs. The reserve build for the first quarter of 2020 was $1.1 billion, compared to a reserve build of $94 million in the first quarter of 2019. The company adopted CECL on January 1st of this year, and this quarter’s reserve build reflects the CECL reserve methodology, and an updated macroeconomic outlook.

Total operating expenses were up $129 million year-over year primarily as a result of increases in employee compensation, marketing, professional fees and information processing. Employee compensation increased as a result of higher average salaries and headcount. Marketing expenses increased as a result of higher investment in brand awareness and consideration. Professional fees increased primarily in connection with achieving a higher level of recoveries and information processing increased due to investments in technology capabilities and infrastructure.

Payment Services

Payment Services pretax income was $83 million in the quarter, up $32 million year-over-year, primarily driven by a one-time gain on the sale of an equity investment.

Payment Services volume was $63.9 billion, up 5% year-over-year. PULSE dollar volume was up 4% year-over-year, which reflects the impact of growth from existing issuers and acquirers, as well as new issuing and acquiring relationships. Network Partners volume increased by 23% year-over-year driven by AribaPay.

Share Repurchases

During the first quarter of 2020, the company repurchased approximately 4.7 million shares of common stock for $343 million. The company suspended the share repurchase program in March. Shares of common stock outstanding declined by 1.2% from the prior quarter.

Adoption of Accounting Standard for Measurement of Credit Losses

The company’s results for the first quarter 2020 reflect the January 1, 2020 effectiveness of Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments for the Company (the “ASU”). For purposes of calculating the company’s regulatory capital, the company has elected to defer recognition of the estimated impact of the ASU on regulatory capital for two years in accordance with the interim final rule adopted by federal bank regulatory agencies on March 27, 2020. Pursuant to the interim final rule, the estimated impact of the ASU on regulatory capital will be phased in over a three year period beginning in 2022.

Conference Call and Webcast Information

The company will host a conference call to discuss its first quarter results on Thursday, April 23, 2020, at 7:00 a.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts:

Investors:
Craig Streem, 224-405-5923
craigstreem@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 ("COVID-19") pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets, changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to tax reform, financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2019 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.